ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MARCH 10, 2010 AND

PROSPECTUS DATED SEPTEMBER 8, 2009)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-161774

AIRGAS, INC.

FINAL TERM SHEET

March 10, 2010

2.85% Senior Notes due 2013
Issuer:	Airgas, Inc.
Trade Date:	March 10, 2010
Settlement Date:	March 15, 2010 (T+3)
Legal Format:	SEC Registered
Principal Amount:	$300,000,000
Denominations:	$2,000 x $1,000
Maturity Date:	October 1, 2013
Coupon (Interest Rate):	2.85%
Interest Payment Dates:	April 1 and October 1, beginning on October 1, 2010
Price to Public:	99.929%
Benchmark Treasury:	1.375% due February 2013
Benchmark Treasury Price and Yield:	99 – 27 3/4 and 1.421%
Spread to Benchmark Treasury:	T + 145 bps
Yield to Maturity:	2.871%
Redemption Provision:	Callable at the greater of par or the make-whole (Treasury Rate plus 25 bps)
CUSIP:	009363 AH5
ISIN:	US009363AH52
Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	Banc of America Securities LLC Barclays Capital Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC
Lead Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC BNY Mellon Capital Markets, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

*	Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Barclays Capital Inc., Goldman, Sachs & Co., or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC toll free at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, calling Goldman, Sachs & Co. at the following collect number 1-866-471-2526, or calling or emailing Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or prospectus.specialrequests@wachovia.com.